Exhibit 10.26

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”), dated December 8, 2006, is entered into by and among Vincent P. Langone (“Mr. Langone”), Pregis Holding I Corporation, a Delaware corporation (“Holding I”), and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation (“Holding II”), and Pregis Corporation, a Delaware Corporation (the “Company” and together with Holding I and Holding II, the “Companies”).

WHEREAS, Mr. Langone was employed by the Companies pursuant to an Employment Agreement among Mr. Langone and the Companies, dated as of February 6, 2006 (the “Employment Agreement”);

WHEREAS, Mr. Langone and Holding I are parties to a Noncompetition Agreement dated as of February 6, 2006 (the “Noncompetition Agreement”) and a Subscription Agreement (the “Subscription Agreement”) dated as of February 6, 2006;

WHEREAS, notwithstanding Mr. Langone’s contributions to the Company’s strong financial performance and progress towards completion of its transition to a standalone enterprise, Mr. Langone and the Company’s Board of Directors have mutually agreed that a separation is in the best interests of Mr. Langone and the Company as the go-forward responsibilities and job requirements as Chief Executive Officer, including relocation near the Company’s new headquarters outside Chicago, were not compatible with Mr. Langone’s goals and intentions;

WHEREAS, Mr. Langone’s employment with the Companies concluded on the Separation Date (as defined below); and

WHEREAS, as a condition precedent and a material inducement for the Companies to provide to Mr. Langone the Separation Benefits (as defined below), Mr. Langone has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the parties agree as follows:

1. Mr. Langone’s employment with the Companies ended on October 5, 2006 (the “Separation Date”). The parties agree that effective upon the Separation Date, Mr. Langone resigned from any directorship, position or office with or in the Companies or their affiliates. In consideration for acceptance of the terms contained in this Agreement, the Company shall (A) pay to Mr. Langone $825,000, paid in substantially equal installments in accordance with the Companies’ normal payroll procedures over the eighteen (18) month period commencing as of the Separation Date (such eighteen month period, the “Severance Payment Period”) (the initial payment after the execution of the Agreement will include all payments due for the period from October 6, 2006 through the end of the pay period covered by the initial payment); (B) pay to Mr. Langone the greater of (i) the Actual Pro Rata Incentive Payment (as defined in the Employment Agreement, with Schedule A thereto hereby amended so that target EBITDA equals $88 million and target Working Capital to Sales ratio equals 16.4%) based on the number of days between January 1, 2006 and the Separation Date, or (ii) a pro rata portion of $275,000 based on the number of such days divided by 365, the bonus amount to be calculated on the same financial and accounting basis, including adjustments, as the Company uses to determine the bonuses of its other executives, and payable at the time the Companies ordinarily pay incentive bonuses to their executives with respect to the current fiscal year; (C) continue providing medical benefits to Mr. Langone on the same terms that would have otherwise applied to Mr. Langone had he remained an active employee until the earlier of (i) the last day of the Severance Payment Period or (ii) the date Mr. Langone becomes eligible for medical benefits from a subsequent employer; and (D) upon presentation of invoices reasonably acceptable to the Company (i) pay the remaining rent due on Mr. Langone’s residential lease in Chicago and the balance of the furniture rental and utility charges pertaining to such leased premises, not to exceed $22,000 in the aggregate, but only if the parties thereto execute the Assignment, attached hereto as Exhibit A; (ii) reimburse Mr. Langone for up to $5,153.33 of business expenses, which includes $3,500 for long-term disability premium payments made in 2006 and the remainder being $2,300 of reasonable travel and entertainment expenses (the Companies acknowledge prior receipt of the invoices for these expenses); (iii) pay up to $15,000 on account of legal expenses actually incurred relating to Mr. Langone’s conclusion of services; (iv) pay up to $10,000 of unpaid legal expenses actually incurred by Mr. Langone in connection with negotiation and execution of the Employment Agreement; (v) reimburse Mr. Langone for up to $25,000 of premiums actually paid by him in 2006 on account of life insurance and (vi) reimburse Mr. Langone for up to $4,200 of moving expenses, e.g., travel, moving van, actually incurred by him in connection with relocating back to New Jersey from Chicago (the Companies acknowledge prior receipt of the invoices for these expenses) ((A) through (D), collectively, the “Separation Benefits”); provided, however, that the Companies’ obligation to provide the Separation Benefits shall be conditioned upon (x) Mr. Langone’s continued compliance with his obligations under the Noncompetition Agreement, as amended hereby, and (y) subject to Paragraph 11 below, Mr. Langone’s continued compliance with his obligations under this Agreement.

2. Simultaneously herewith, the Company is paying Mr. Langone $1.0 million to repurchase all of his equity interest in Holding I pursuant to the Stock Repurchase Agreement, attached hereto as Exhibit B.

3. The Separation Benefits shall be subject to any and all applicable withholding taxes or other amounts required by law to be withheld.

4. In consideration of the Separation Benefits, Mr. Langone releases and forever discharges the Companies, their affiliates, stockholders, subsidiaries, directors, officers and employees, and any affiliates, agents, representatives, successors and assigns of any of the foregoing, and directors and officers of the foregoing (collectively referred to as the “Releasees”), from any and all obligations, liabilities, damages, costs, claims, complaints, charges, or causes of action in law or equity that Mr. Langone or his heirs, administrators, successors, or assigns may now have or may ever have against any Releasee, whether accrued, absolute, contingent, unliquidated or otherwise, and whether known or unknown on the date hereof, which have or may have arisen out of any act or omission occurring, or state of facts existing, on or prior to the date of execution of this Agreement (collectively “Claims”), including but not limited to (a) Claims in any way related to Mr. Langone’s employment with the Companies or the termination of that employment, including, but not limited to, pursuant to the Stock Option Agreement, dated as of February 6, 2006, between Mr. Langone and Holding I, and

(b) Claims based on federal, state or local law or regulation or the common law, including but not limited to Claims in any way related to Title VII of the Civil Rights Act of 1964, the Illinois Human Rights Act, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act, all applicable state and local labor and employment laws (including all laws concerning discrimination, unlawful and unfair labor and employment practices), breach of contract, wrongful discharge, defamation or intentional infliction of emotional distress (the “Release”).

5. The Company acknowledges that, as of the date of this Agreement, it is not aware of any actual or threatened claim or cause of action arising from or in any respect relating to the Employment Agreement or Mr. Langone’s employment by the Companies, or the conclusion thereof. Nothing contained in this Paragraph 5 shall be deemed to constitute a waiver of any legal rights of the Releasees.

6. The Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. Mr. Langone further agrees that he will not file or permit to be filed on his behalf any Claims. The Release shall not apply to the obligations set forth in this Agreement, pursuant to qualified plans maintained by or contributed to by the Companies, or pursuant to the continuation coverage provisions of the Consolidated Omnibus Reconciliation Act of 1985, as amended. If and to the extent a court of competent jurisdiction shall determine any part or portion of the Release to be invalid or unenforceable, the same shall not affect the remainder of the Release which shall be given full effect without regard to the invalid part or portion of the Release. Mr. Langone acknowledges that he has been given a period of twenty-one (21) days to consider whether to execute this Agreement. Mr. Langone may, for a period of seven (7) days following (and not including) the date of execution of this Agreement, revoke this Agreement by a signed writing delivered to the General Counsel of the Company at the Company’s headquarters. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against Mr. Langone, on the next day following the day on which the foregoing seven-day period has elapsed. If Mr. Langone revokes this Agreement, this Agreement shall be null and void. Mr. Langone acknowledges that the Release relates only to Claims which exist as of the date of this Agreement.

7. Mr. Langone represents that with respect to any act or omission occurring, or state of facts existing, on or prior to the date of execution of this Agreement, he has not filed any complaints, charges or lawsuits against any Releasee with any government agency or any court. Mr. Langone acknowledges that the Separation Benefits he is receiving in connection with the forgoing Release and his obligations under this Agreement are in addition to anything of value to which Mr. Langone is entitled from the Companies.

8. Section 1(a)(i) of the Non-Competition Agreement is hereby amended to read as follows: “directly or indirectly, render any service to or make any investment in Sealed Air Corporation or Polyair Inter Pack Inc. or any of its or their affiliates.” Sections 1(b) and 1(c) of the Non-Competition Agreement are hereby deleted.

9. Mr. Langone agrees that he shall not, from and after the Separation Date, make or publish any disparaging statements (whether written or oral) regarding any of the

Companies, or their affiliates, stockholders, subsidiaries, directors, officers and employees, and any affiliates, agents, representatives, successors and assigns of any of the foregoing; and the Companies shall cause its directors and executive officers not to make or publish any disparaging statements (whether written or oral) regarding Mr. Langone.

10. Nothing in this Agreement shall be construed as an admission by any Releasee of any liability on its part under any federal, state, or local law or regulation or the common law. Mr. Langone acknowledges that no representation or fact or opinion has been made by any Releasee, or anyone acting on any Releasee’s behalf, to induce him to execute this Agreement. Mr. Langone also acknowledges that he has had the opportunity to consult with an attorney prior to signing this Agreement, and that he has read and understood all of the provisions of this Agreement.

11. Mr. Langone acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event Mr. Langone materially breaches the representation set forth in Section 7 of this Agreement or any of his obligations under Section 6 or 9 of this Agreement, the Release or the Noncompetition Agreement, as amended hereby, Mr. Langone will forfeit his right to receive all payments provided for under Section 1 of this Agreement that have not been paid to him as of the date of such breach and, if those payments were made as of the time of such breach, Mr. Langone agrees that he will reimburse the Companies, immediately, for the amount of such payments; provided, however, that the Company may enforce the provisions of this Section 11 with respect to a material breach by Mr. Langone of Section 9 of this Agreement only upon the prior approval of a majority of the members of the Board of Directors of the Company.

12. Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect. If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

13. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

14. This Agreement shall be binding upon any and all successors and assigns of Mr. Langone and the Companies. Mr. Langone may not assign this Agreement.

15. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

16. This Agreement, the Noncompetition Agreement, as amended hereby, the Assignment, dated as of the date hereof, and the Stock Repurchase Agreement, dated as of the date hereof, constitute the entire agreement between the parties hereto, and supersede all prior agreements, understandings and arrangements, oral or written, if any, between the parties hereto, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

/s/ Vincent P. Langone
Vincent P. Langone

The Companies:

PREGIS HOLDING I CORPORATION		PREGIS HOLDING II CORPORATION

By:	/s/ Steven C. Huston	By:	/s/ Steven C. Huston
	Name: Steven C. Huston		Name: Steven C. Huston
	Title: Vice President and General Counsel		Title: Vice President and General Counsel

PREGIS CORPORATION

By:	/s/ Steven C. Huston
Name: Steven C. Huston
Title: Vice President and General Counsel

ASSIGNMENT OF RESIDENCE LEASE

DATED FEBRUARY 21, 2006

BETWEEN VINCENT P. LANGONE, LESSEE, AND

WILLIAM AND SUSAN BEANBLOSSOM, LESSORS

December 8, 2006

The undersigned, Vincent P. Langone (the “Assignor”), as Lessee under a Residence Lease (the “Lease”) dated February 21, 2006 with William and Susan Beanblossom, Lessors, for the premises located at 165 South Newport Court, Lake Forest, Illinois, does hereby fully transfer and assign to Pregis Corporation all his rights, title, obligations and responsibilities in and to such Lease, effective November 1, 2006. The undersigned further waives and assigns to Pregis Corporation his rights in and to the security deposit of $4,000, which was deposited with Lessors upon the commencement of the Lease.

/s/ Vincent P. Langone
Vincent P. Langone

The undersigned, Pregis Corporation (the “Assignee”), hereby agrees to accept the assignment of the Lease from Vincent P. Langone, and hereby undertakes all the rights, title, obligations and responsibilities as Lessee of the Lease, effective November 1, 2006 and up to and through the termination date of the lease, which is February 28, 2007. Pregis Corporation also hereby accepts the rights in and to the $4,000 security deposit currently being held by Lessors. Assignee agrees to and hereby does indemnify, defend and hold Assignor harmless from and against any and all losses, claims, demands, suits, expenses (including, without limitation, reasonable attorneys’ fees, disbursements and court costs), damages, obligations and liabilities (including, without limitation, claims for personal injury, wrongful death or property damage), direct, contingent or consequential, of any kind or nature, incurred by Assignor, arising or accruing under the Lease with respect to the period from and after the date of this Assignment.

Pregis Corporation

/s/ Steven C. Huston
By: Steven C. Huston
Title: Secretary

The undersigned, William and Susan Beanblossom, Lessors of the Lease, hereby grant their consent to the assignment of the Lease, and the $4,000 security deposit, from Vincent P. Langone to Pregis Corporation, effective November 1, 2006 and release Vincent P. Langone from any and all obligations under the Lease.

/s/ Susan Beanblossom
Susan Beanblossom

/s/ William Beanblossom
William Beanblossom

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STOCK REPURCHASE AGREEMENT

STOCK REPURCHASE AGREEMENT (this “Agreement”), dated as of December 8, 2006, by and between Pregis Holding I Corporation, a Delaware corporation (the “Company”) and Vincent P. Langone, an individual (“Seller”).

WHEREAS, Seller was employed by the Company as its President and Chief Executive Officer; and

WHEREAS, Seller holds 100 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), subject to an Employee Subscription Agreement, dated as of February 6, 2006, between the Company and Seller, which he acquired at a cost of $10,000 per Share; and

WHEREAS, on October 5, 2006, the Seller’s employment with the Company and all of its subsidiaries and affiliates ended; and

WHEREAS, Seller desires to sell to the Company, and the Company desires to repurchase from Seller, the Shares on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, covenants, representations, warranties and mutual agreements herein set forth, and for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of the Shares

1.1. Purchase and Sale. The Company hereby agrees to purchase from Seller, and Seller hereby agrees to sell to the Company, all of the Shares at a purchase price of $10,000 per share, for an aggregate purchase price of $1,000,000 (the “Purchase Price”).

1.2. Delivery of Purchased Shares. Simultaneously with the execution and delivery of this Agreement, the following actions shall occur:

(a) The Company shall pay the Purchase Price to Seller by wire transfer to an account designated by Seller; and

(b) If he has not previously done so, Seller shall deliver to the Company the stock certificate(s) representing the Shares, duly endorsed in blank or accompanied by a stock power duly executed in blank, in proper form for transfer, and with all appropriate stock transfer stamps affixed.

The Company shall be deemed the owner of the Shares from and after the date hereof and shall be entitled to all rights in respect thereof.

ARTICLE II

Representations and Warranties of Seller

Seller represents and warrants to the Company as of the date hereof as follows:

1.3. Enforceability. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

1.4. No Conflict. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and the compliance by Seller with the provisions hereof will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Seller, or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any encumbrance upon any of Seller’s properties or assets under, any contract, agreement, indenture, mortgage, guaranty, lease, license or understanding, written or oral to which Seller is a party.

1.5. Ownership of the Shares. Seller has full title to the Shares to be sold by him pursuant to this Agreement, and the Shares are free and clear of any lien, pledge, security or other encumbrance. Upon consummation of the transactions contemplated by this Agreement, Seller will convey to the Company good and valid title to the Shares, free and clear of any lien, pledge, security or other encumbrance (other than those in favor of the Company pursuant to the Employee Subscription Agreement).

1.6. Entire Ownership. The Shares constitute the only equity securities of the Company held by Seller.

ARTICLE III

Miscellaneous

1.7. Entire Agreement. This Agreement represents the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, and the terms of this Agreement may not be modified, amended, altered or supplemented except by an agreement in writing signed by the parties hereto.

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1.8. Binding Effect; Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns. Seller may not assign his rights, duties or obligations hereunder in whole or in part and the Company may assign its rights and duties hereunder in whole or in part to one or more entities or businesses affiliated with the Company.

1.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document.

1.10. Amendment and Waiver. No amendment of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

1.11. Governing Law; Construction. The corporate law of the state of Delaware will govern all questions concerning the relative rights of the Company and Seller. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the state of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of New York.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

PREGIS HOLDING I CORPORATION

By:	/s/ Steven C. Huston
Name: Steven C. Huston
Title: Vice President and General Counsel

VINCENT P. LANGONE

/s/ VINCENT P. LANGONE

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